                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                     FORM 15

Certification and Notice of Termination of Registration under Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports under Sections 13 and 15(d) of the Securities Exchange Act of 1934

                         Commission File Number 1-10534
                         ------------------------------

                        FIRST OF AMERICA BANK CORPORATION
              -----------------------------------------------------
             (Exact name of registrant as specified in its charter)


                              211 South Rose Street
                            Kalamazoo, Michigan 49007
                                 (616) 376-9000
                                 --------------

          (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                     Common Stock par value $10.00 per share
                         Preferred Stock Purchase Rights
             ------------------------------------------------------
             Title of each class of securities covered by this Form


                                      None
                                   ---------

(Title of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

       Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:


         Rule 12g-4(a)(1)(i)  [ X ]                Rule 12h-3(b)(1)(ii) [  ]
         Rule 12g-4(a)(1)(ii) [   ]
         Rule 12g-4(a)(2)(i)  [   ]                Rule 12h-3(b)(2)(i)  [  ]
         Rule 12g-4(a)(2)(ii) [   ]                Rule 12h-3(b)(2)(ii) [  ]
         Rule 12h-3(b)(1)(i)  [   ]                Rule 15d-6           [  ]

Approximate number of holders of record as of the certification or notice date:

         Common Stock, par value $10.00 per share:      None
         Preferred Stock Purchase Rights:               None

Pursuant to requirements of the Securities Exchange Act of 1934, First of America Bank Corporation has caused this certification/notice to be signed by the undersigned duly authorized person.



April 1, 1998                       By:      /s/ RICHARD V. WASHBURN
                                            ------------------------
                                            Richard V. Washburn
                                            Secretary